EXHIBIT 11


                               FAXSAV INCORPORATED
                          Pro Forma Earnings Per Share


                                                     For The Twelve Months Ended
                                                            December 31
                                                    ----------------------------
                                                       1997              1996
                                                    ----------       ----------

Net loss                                            (7,118,902)      (7,476,389)
                                                    ==========       ==========

Weighted average number of
  common and equivalent shares
  used in computing pro
  forma loss per share:

  Actual                                             9,880,681        2,724,651

  Effect of fully dilutive shares                            0        5,987,403
                                                    ----------       ----------

                                                     9,880,681        8,712,054
                                                    ==========       ==========

Pro forma net loss per common
and equivalent share                                     (0.72)           (0.86)
                                                    ==========       ==========